Part II	Exhibit 15.1

Letter re: Unaudited Interim Financial Information

October 30, 2008

The Board of Directors and Shareholders:

CVS Caremark Corporation

We are aware of the incorporation by reference in the Registration Statements (333-49407, 33-40251, 333-34927, 333-28043, 33-17181, 2-97913, 2-77397, 2-53766, 333-91253, 333-141481 and 333-63664 on Form S-8, and 333-134174 and 333-143110 on Form S-3) of CVS Caremark Corporation of our reports dated April 29, 2008, July 28, 2008 and October 28, 2008, except for Note 13 as to which the date is October 30, 2008 relating to the unaudited consolidated condensed interim financial statements of CVS Caremark Corporation that are included in its Form 10-Q for the quarters ended March 29, 2008, June 28, 2008 and September 27, 2008.

Very truly yours,

/s/ Ernst & Young LLP

Boston, Massachusetts